Exhibit 10.3

FY 2011

PERFORMANCE BASED AWARD AGREEMENT

under the

Hexcel Corporation 2003 Incentive Stock Plan

This Performance Based Award Agreement (the “Agreement”), is entered into as of the Grant Date, by and between Hexcel Corporation, a Delaware corporation (the “Company”), and the Grantee.

The Company maintains the Hexcel Corporation 2003 Incentive Stock Plan (the “Plan”).  The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Grantee shall be granted a Performance Based Award (“PBA”) upon the terms and subject to the conditions hereinafter contained.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1.                                       Notice of Grant; Acceptance of PBA.  The PBA awarded pursuant to this Agreement may result in the Grantee being awarded up to that number of unrestricted shares of Common Stock equal to the Maximum Share Award (as defined herein).  Grantee will be deemed to accept the terms and conditions of this Agreement by clicking the “Accept” button on the Merrill Lynch Benefits OnLine®  Award Acceptance screen with regard to this PBA.

2.                                       Incorporation of Plan.  The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time, provided that any such amendment of the Plan must be made in accordance with Section IX of the Plan. The PBA granted hereunder constitutes an Award within the meaning of the Plan.

3.                                       Performance Periods; Award of Unrestricted Shares of Common Stock.

(a)                                  There are three Annual Performance Periods (2011, 2012 and 2013) and a Long-Term Performance Period (2011-2013) under this PBA.  Each Annual Performance Period shall have performance measures identical to those selected by the Committee under the Annual Cash Bonus Plan for that Annual Performance Period. The performance measure for the Long-Term Performance Period is the Long-Term Performance Measure as set forth on Annex A.

(b)                                 As soon as practicable (but in no event later than 75 days) after the end of each Annual Performance Period, the Company shall determine the Annual Performance Share Award for such Annual Performance Period by multiplying the Annual Target Share Award by the Annual Payout Percentage achieved for such Annual Performance Period.

(c)                                  So long as the Grantee is employed by the Company or a Subsidiary at the end of the Long-Term Performance Period, the Grantee shall, at such time as the number of unrestricted shares of Common Stock is determined under this subsection 3(c), become entitled to receive that number of unrestricted shares of Common Stock equal to the greater of (i) the number determined in accordance with the Share Award Schedule that appears on Annex A and (ii) the sum of the Annual Performance Share Awards for each of the three Annual Performance Periods; provided however that if the sum of the Annual Performance Share Awards is greater than the number determined in accordance with the Share Award Schedule that appears on Annex B, and the Company does not attain the Threshold Level of the Long-

Term Performance Measure, then the number of unrestricted shares of Common Stock to be received by the Grantee shall be equal to 75% of the sum of the Annual Performance Share Awards. The Committee shall certify the degree of achievement of the Long-Term Performance Measure promptly (but in no event later than 75 days) after the end of the Long-Term Performance Period.

3.                                       Termination of Employment; Pro-rata Award.

(a)                                  For purposes of the grant hereunder, any transfer of employment by the Grantee among the Company and its Subsidiaries shall not be considered a termination of employment.  Any change in employment that does not constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision) shall not be considered a termination of employment.  Any change in employment that does constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision) shall be considered a termination of employment.

(b)                                 If during the first Annual Performance Period the Grantee dies or terminates employment due to Disability or Retirement, or the Grantee’s employment is involuntarily terminated without Cause, then the Grantee shall be entitled to receive that number of unrestricted shares of Common Stock equal to the Annual Performance Share Award determined for the first Annual Performance Period multiplied by a fraction equal to M/12, where M is the number of partial or total months the Grantee is employed by the Company during the first Annual Performance Period.

(c)                                  If during the second Annual Performance Period the Grantee dies or terminates employment due to Disability or Retirement, or the Grantee’s employment is involuntarily terminated without Cause, then the Grantee shall be entitled to receive a number of unrestricted shares of Common Stock equal to the lesser of (i) the sum of (A) the Annual Performance Share Award determined for the first Annual Performance Period and (B) the Annual Performance Share Award determined for the second Annual Performance Period multiplied by a fraction equal to M/12, where M is the number of partial or total months the Grantee is employed by the Company during the second Annual Performance Period, and (ii) the PBA Target Share Award.

(d)                                 If during the third Annual Performance Period the Grantee dies or terminates employment due to Disability or Retirement, or the Grantee’s employment is involuntarily terminated without Cause, then the Grantee shall be entitled to receive that number of unrestricted shares of Common Stock to which the Grantee would have been entitled to receive under subsection 3(c) had he been employed by the Company or a Subsidiary at the end of the Long-Term Performance Period multiplied by a fraction equal to M/36, where M is the number of partial or total months the Grantee is employed by the Company during the Long-Term Performance Period.

(e)                                  If, at any time during the Long-Term Performance Period the Grantee terminates employment other than for Disability or Retirement, or Grantee’s employment is terminated by the Company for Cause, the Grantee shall receive no award and this PBA shall be null and void.

(f)                                    The Grantee shall become entitled to receive shares of unrestricted Common Stock pursuant to Section 4(b) or 4(c) upon the date on which the Committee certifies the degree of achievement of the applicable performance measure(s) for the Annual Performance Period during which the Grantee’s employment terminated. The Grantee shall become entitled to receive shares of unrestricted Common Stock under Section 4(d) at the same time as the Grantee would have become entitled to receive shares of unrestricted Common Stock under Section 3(c) if the Grantee were employed by the Company or a Subsidiary at the end of the Long-Term Performance Period.

5.                                       Change in Control.  If a Change in Control occurs anytime during the Long-Term Performance Period and prior to the Grantee’s receiving any award under this PBA, the Grantee shall immediately be awarded the PBA Target Share Award.  Delivery of the PBA Target Share Award shall discharge any obligation to the Grantee under this PBA in its entirety and the Grantee shall not be entitled to any additional award under this PBA.

6.                                       Transferability of PBA; No Incidents of Ownership; Dividends

(a)                                  Neither the PBA nor any interest therein may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to transfer the PBA in contravention of this Section 6(a) is void ab initio. The PBA shall not be subject to execution, attachment or other process.

(b)                                 Except as set forth in Section 6(c), the Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in shares of Common Stock in respect of the PBA unless and until the Grantee becomes entitled to receive unrestricted shares of Common Stock.

(c)                                  If one or more cash dividends are paid with respect to Common Stock during the Long-Term Performance Period then, at the time unrestricted shares of Common Stock are distributed to the Grantee, the Grantee shall receive a cash payment equal to the aggregate dividend amount the Grantee would have received had Grantee owned such shares of Common Stock on the dividend record date(s).

7.                                       Forfeiture of PBA on Certain Conditions.  Grantee hereby acknowledges that the Company has given or will give Grantee access to certain confidential, proprietary or trade secret information, which the Company considers extremely valuable and which provides the Company with a competitive advantage in the markets in which the Company develops or sells its products.  The Grantee further acknowledges that the use of such information by Grantee other than in furtherance of Grantee’s job responsibilities with the Company would be extremely detrimental to the Company and would cause immediate and irreparable harm to the Company.  In exchange for access to such confidential, proprietary or trade secret information, Grantee hereby agrees as follows:

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, should the Grantee breach the “Protective Condition” (as defined in Section (b)), then (I) the PBA, and any RSUs acquired by the Grantee pursuant to the PBA, to the extent not previously converted into PBA shares, shall immediately be cancelled upon such breach, (II) the Grantee shall immediately deliver to the Company the number of PBA Shares the Grantee received during the 180-day period immediately prior to such breach and (III) if any PBA shares were sold during 180-day period immediately prior to such breach, the Grantee shall immediately deliver to the Company all proceeds of such sales. “PBA Shares” shall mean shares of Common Stock the Grantee may receive pursuant to this Agreement. The PBA Shares and proceeds to be delivered under clauses (II) and (III) may be reduced to reflect the Grantee’s liability for taxes payable on such PBA Shares and/or proceeds.

(b)                                 “Protective Condition” shall mean that (I) the Grantee complies with all terms and provisions of any obligation of confidentiality contained in a written agreement with the Company (or a Subsidiary) signed by the Grantee, or otherwise imposed on Grantee by applicable law, and (II) during the time Grantee is employed by the Company (or a Subsidiary) and for a period of one year after the Grantee’s employment with the Company (or a Subsidiary) terminates, the Grantee does not engage, in any capacity, directly or indirectly, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise), in any business enterprise then engaged in competition with the business conducted by the Company anywhere in the world; provided, however, that the Grantee may be employed by a competitor of the Company within such one year period so long as the duties and responsibilities of Grantee’s position with such competitor do not involve the same or substantially similar duties and responsibilities as those performed by the Grantee for the Company (or a Subsidiary) in a business segment of the new employer which competes with the business segment(s) with which the Grantee worked or had supervisory authority over while employed by the Company (or a Subsidiary).

(c)                                  This paragraph (c) shall apply if the Grantee is an executive officer or officer (as defined in Rule 3b-7or Rule 3b-2 under the Securities Exchange Act of 1934). In accordance with the Company’s policy adopted by the Board on the Potential Impact on Compensation from Executive Misconduct, if it is determined, within eighteen full calendar months after the date on which the Grantee became entitled to receive any PBA Shares, that the Grantee engaged in misconduct resulting in the inaccurate reporting of the Company’s financial results, and the number of PBA Shares the Grantee became entitled to receive (the “Incorrect Number of Shares”) was greater than the number of PBA shares that would have been awarded, paid or delivered to, or realized by, the Grantee, if calculated based on the accurate reporting of financial results (the “Correct Number of Shares”), then (I) if the Grantee has not yet received the PBA Shares, the number of PBA Shares to which the Grantee shall be entitled shall be immediately reduced from the Incorrect Number of Shares to the Correct Number of Shares, (II) if the Grantee has received the PBA Shares, then the Grantee shall immediately deliver to the Company that number of PBA Shares equal to the difference between the Incorrect Number of Shares and the Correct Number of Shares (the “Forfeited Shares”), and (III) if the Grantee has received the PBA Shares and sold any of the Forfeited Shares, the Grantee shall immediately deliver to the Company all proceeds from the sales of such Forfeited Shares. The PBA Shares and proceeds to be delivered under clauses (II) and (III) may be reduced to reflect the Grantee’s liability for taxes payable on such PBA Shares and/or proceeds.

(d)                                 In the event clauses 7(a), (b) or (c) are unenforceable in the jurisdiction in which the Grantee is employed on the date hereof, such clause(s) nevertheless shall be enforceable to the full extent permitted by the laws of the jurisdiction(s) in which the Grantee engages in any activity prohibited by this clause 7.

(e)                                  Notwithstanding any other provision in the Plan or this Agreement to the contrary, whenever the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Company’s shares are listed for trading, to cause an Award to be forfeited or to recoup compensation paid to the Grantee pursuant to the Plan, the Grantee shall accept such forfeiture and comply with any Company request or demand for recoupment.

8.                                       Issuance of Shares.  Subject to section 12(e) below, any shares of unrestricted Common Stock to be issued to the Grantee under this PBA (i) shall be delivered to the Grantee promptly, but in no event later than ten days, after such time as the Grantee becomes entitled to receive such shares of Common Stock, and (ii) may be issued in either certificated form or in uncertificated form (via the Direct Registration System or otherwise).

9.                                       Equitable Adjustment.  The aggregate number of shares of Common Stock subject to this PBA shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without the receipt of consideration by the Company, or other change in corporate or capital structure. The Committee shall also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent reasonably necessary or desirable to preserve the intended benefits under this Agreement in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction involving the Company.

10.                                 Taxes.  Upon the distribution of unrestricted shares of Common Stock to the Grantee, absent a notification by the Grantee to the Company (or an agent designated by the Company to administer the Company’s stock incentive program) which is received by the Company or its agent at least three business days prior to the date of such distribution, to the effect that the Grantee will pay to the Company or a Subsidiary by check or wire transfer any taxes (“Withholding Taxes”) the Company reasonably determines it or a Subsidiary is required to withhold under applicable tax laws with respect to such shares, the Company will reduce the number of shares of Common Stock to be distributed to the Grantee in connection with such distribution by a number of shares of Common Stock the Fair Market Value of which (as of the date the Grantee becomes entitled to receive such shares) is equal to the total amount of Withholding Taxes. In the event the Grantee elects to pay to the Company or a Subsidiary the Withholding Taxes with respect to such shares by check or wire transfer, the Company’s obligation to deliver such shares of Common Stock shall be subject to receipt by the Company or Subsidiary of such payment in available funds. The Company or a Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state, local or other taxes required to be withheld with respect to such payment.

11.                                 No Guarantee of Employment.  Nothing set forth herein or in the Plan shall confer upon the Grantee any right of continued employment for any period by the Company or a Subsidiary, or shall interfere in any way with the right of the Company or Subsidiary to terminate such employment.

12.                                 Section 409A.

(a)                                  It is intended that this Agreement comply in all respects with the requirements of Sections 409A (a)(2) through (4) of the Internal Revenue Code (the “Code”) and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b)                                 Notwithstanding any term or provision of this Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Grantee’s gross income pursuant to the Applicable Regulations of any compensation intended to be deferred hereunder.

The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

(c)                                  In the event that the amounts payable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Grantee shall be solely liable for the payment of any such taxes, penalties or interest.

(d)                                 Except as otherwise specifically provided herein, the time for distribution of unrestricted shares of Common Stock under this PBA shall not be accelerated or delayed for any reason, unless to the extent necessary to comply with or permitted under the Applicable Regulations.

(e)                                  Notwithstanding any term or provision of this Agreement to the contrary, if the Grantee is a specified employee (as defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of his or her termination of employment, then any amounts payable to the Grantee under this PBA on account of his or her termination of employment (including without limitation any dividends payable to the Grantee pursuant to Section 6(c) if payable on account of his or her termination of employment) shall be paid to the Grantee upon the later of (i) the date such amounts would otherwise be payable to the Grantee under this PBA without regard to this Section 12(e) and (ii) the date which is six months following the date of the Grantee’s termination of employment.  The preceding sentence shall not apply in the event Grantee’s termination of employment is due to his or her death.  If the Grantee should terminate employment for a reason other than his or her death but subsequently die during the six-month period described in subclause (ii) of the first sentence above, such six-month period shall be deemed to end on the date of the Grantee’s death.

13.                                 Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, or to the Company, Attention:  Corporate Secretary, or such other address as the Company may designate in writing to the Grantee.

14.                                 Failure To Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15.                                 Governing Law; Disputes.  This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before a three arbitrators constituting an Employment Dispute Tribunal, to be held in Connecticut in accordance with the commercial rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law.  Each party shall bear such party’s own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

16.                                 Miscellaneous.  This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

17.                                 Definitions.  For purposes of this Agreement:

(a)                                  “Affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.  The term “Control” shall have the meaning specified in Rule 12b-2 under the Exchange Act;

(b)                                 “Annual Cash Bonus Plan” shall mean the Company’s Management Incentive Compensation Plan, or any successor or replacement annual cash bonus plan adopted by the Board or the Committee;

(c)                                  “Annual Payout Percentage” with respect to an Annual Performance Period shall mean the percentage of target cash award certified by the Committee under the Annual Cash Bonus Plan for such Annual Performance Period;

(d)                                 “Annual Performance Period” shall mean each of the three calendar years 2011, 2012 and 2013;

(e)                                  “Annual Performance Share Award” shall be determined as set forth in Section 3(b);

(f)                                    “Annual Target Share Award” shall mean one-third of the PBA Target Share Award;

(g) “Beneficial Owner” (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act, modified to reflect ownership pursuant to Section 318(a) of the Code;

(h)                                 “Cause” shall mean any (i) willful and continued failure by the Grantee to obey the reasonable instructions of a person to whom he reports, (ii) willful and continued neglect by the Grantee of his duties and obligations as an employee of the Company or (iii) willful misconduct of the Grantee or other actions in bad faith by the Grantee which are to the detriment of the Company including, without limitation, conviction of a felony, embezzlement or misappropriation of funds or conviction of any act of fraud. For purposes of the foregoing, no act or failure to act on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee not in good faith and without the reasonable belief that the Grantee’s act, or failure to act, was in the best interest of the Company;

(i)                                     “Change in Control” shall mean any of the following events:

(i)      any Person is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of either (A) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its Controlled Affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Controlled Affiliates, (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (iv) below and (IV) any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or

(ii)                                  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in subclauses (I) through (IV) of subsection (i) above; or

(iii)                               a change in the composition of the Board such that the individuals who, as of the effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than for the purpose of the first proviso of this definition; or

(iv)                              there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding Common Stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the  then outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);provided, however, that notwithstanding anything to the contrary in subsections (i) through (iv) above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Agreement;

(j)                                     “Disability” shall have the same meaning as in the Company’s then current long term disability plan;

(k)                                  “Long-Term Performance Measure” is defined on Annex A;

(l)                                     “Long-Term Performance Period” shall mean the period beginning on January 1, 2011 and ending on December 31, 2013;

(m)                               “Maximum Share Award” is the maximum amount of unrestricted shares of Common Stock that can be awarded to the Grantee under this PBA, which is 200% of the PBA Target Share Award;

(n)                                 “PBA Target Share Award” shall mean the number of unrestricted shares of Common Stock set forth in the Grantee’s account on Merrill Lynch Benefits OnLine®  under this PBA (which number represents the number of unrestricted shares that can be awarded to the Grantee under this PBA if the Target Level of 100% is achieved);

(o)                                 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision);

(p)                                 “Retirement” shall mean termination of the Grantee’s employment, other than by reason of death or Cause, either (A) at or after age 65 or (B) at or after age 55 after five (5) years of employment by the Company (or a Subsidiary thereof); and

(q)                                 “Target Level” is defined on Annex A.

(r)                                    “Threshold Level” is defined on Annex A.

Annex A

The “Long-Term Performance Measure” shall be Return on Invested Capital, or “ROIC,” as defined on Exhibit I attached hereto.

The “Target Level” of the Long-Term Performance Measure shall be 12.3%.

The “Threshold Level” of the Long-Term Performance Measure shall be 9.8%.

Share Award Schedule

Degree of Attainment of Target Level of Long- Term Performance Measure	Percentage of PBA Target Share Award to be awarded to Grantee

120% or more	200%

100%	100%

80%	50%

less than 80%	0

Interpolation shall be used, on a ratable basis, to determine the number of unrestricted shares of Common Stock to be awarded when the degree of attainment of the Long-Term Performance Measure is between two percentages in the left hand column above.

Exhibit I

HEXCEL CORPORATION

Definition and Computation of ROIC

For Purposes Of

Performance Share Awards for 2011-2013 Performance Cycle

Computation:

“ROIC” shall be computed by dividing the Average return by the Average Capital employed and expressed as a percentage:

Average Return
Average Capital Employed

Definitions:

“Average Capital Employed” shall mean the sum of Net Capital Employed as of December 31, 2010, December 31, 2011, December 31, 2012 and December 31, 2013, divided by four.

“Average Return” shall mean the sum of the Return for the calendar years of 2011, 2012 and 2013, divided by three.

“Cash” as of a particular date shall mean cash and cash equivalents of the Company and its Subsidiaries as of such date, as reported in its financial statements.

“Consolidated Operating Income” shall mean the operating income of the Company and its Subsidiaries as reported in its financial statements.

“Equity in Earnings from Affiliated Companies” shall mean the equity in earnings from affiliated companies of the Company and its Subsidiaries as reported in its financial statements.

“Net Capital Employed” as of a particular date shall mean the sum of Shareholders’ Equity and Total Debt as of such date, minus Cash as of such date.

“Other Operating Expense (Income), Net” of the Company, as reported in its financial statements.

“Return” for a particular period shall mean (i) the sum of Consolidated Operating Income and Other Operating Expense (Income), Net for such period, multiplied by (ii) one minus the Tax Rate for such period, plus (iii) Equity in Earnings from Affiliated Companies.

“ROIC” is an acronym for Return on Invested Capital.

“Shareholder’s Equity” as of a particular date shall mean total shareholder’s equity of the Company as reported in its financial statements as of such date.

“Tax Rate” means the tax rate as adjusted to exclude non-recurring items that relate to prior years, consistent with the calculation of adjusted net income in the Company’s earnings release.

“Total Debt” as of a particular date shall mean the sum of “short-term borrowings and current maturities of capital lease obligations” and “long-term notes payable and capital lease obligations” of the Company and its Subsidiaries as of such date, as reported in its financial statements.